Exhibit 99.1
PROXY

DEKALB BANKSHARES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR SPECIAL MEETING OF SHAREHOLDERS - May 23, 2006

Jeffrey A. Branum or Peter G. Shand, or either of them, with full power of substitution, are hereby appointed as agent(s) of the undersigned to vote as proxies for the undersigned at the Special Meeting of Shareholders to be held on May 23, 2006, and at any adjournment thereof, as follows:

1.	APPROVAL OF PROPOSED MERGER
To approve the Agreement and Plan of Merger dated as of January 19, 2006, by and between First Community Corporation and DeKalb, and the transactions contemplated by that Agreement and Plan of Merger, pursuant to which DeKalb will merge with and into First Community, as more particularly described in the proxy statement/prospectus dated April 21, 2006.

	☐For	☐Against	☐Abstain (has the same effect as a vote against)

2.	AUTHORIZE ADJOURNMENT
To authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger

	☐For	☐Against	☐Abstain

3.     And, in the discretion of said agents, upon such other business as may properly come before the meeting, and matters incidental to the conduct of the meeting. (Management at present knows of no other business to be brought before the meeting.)

THE PROXIES WILL BE VOTED AS INSTRUCTED. IF NO CHOICE IS INDICATED WITH RESPECT TO A MATTER WHERE A CHOICE IS PROVIDED, THIS PROXY WILL BE VOTED "FOR" SUCH MATTER.

Please sign exactly as name appears below. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Dated: , 2006